Exhibit 10.1

OPERATING AGREEMENT

by and between

HPS Real Assets Lending Company LP

and

HPS Investment Partners, LLC

OPERATING AGREEMENT, dated as of March 6, 2026, by and between HPS Real Assets Lending Company LP, a Delaware limited partnership (the “Company”), and HPS Investment Partners, LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Company was formed as a series limited partnership comprising two series, each of which is intended to be treated as a separate entity for U.S. federal income tax purposes pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), with Series I intended to be treated as a corporation for U.S. federal income tax purposes and Series II intended to be treated as a partnership for U.S. federal income tax purposes;

WHEREAS, the Company desires to retain the Manager to provide various management and other services with respect to the Company;

WHEREAS, the engagement of the Manager by the Company is authorized by the agreement of limited partnership of the Company (as amended and/or restated from time to time, the “Limited Partnership Agreement”);

WHEREAS, the Manager is willing to furnish management and other services in the manner and on the terms hereinafter set forth; and

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Definitions.

(a) The following terms shall have the meanings set forth in this Section 1(a):

“Acquisition Committee” means the Acquisition Committee of the Company as set forth in the Company’s Governing Agreements.

“Affiliate” means with respect to a Person (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer, employee or general partner of such Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner; provided, that, it is acknowledged and agreed that (x) HPS and any Other HPS Investor are Affiliates of the Manager and (y) portfolio entities of any Other HPS Investors shall not be deemed Affiliates of HPS or any Other HPS Investor, except in the case of Section 2(e) and Section 3(a).

“Agreement” means this Operating Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Allocation Policy” means the allocation policy and procedures of the Manager and/or certain of its Affiliates, in effect from time to time, with respect to the allocation of opportunities among the Company and one or more Other HPS Investors (as the same may be amended, updated or revised from time to time).

“Asset-Based Finance Assets” means leases, loans, mortgages, mezzanine securities, royalties, residuals, other credit or credit-related obligations or equity interests that are collateralized by, or payable from a stream of payments generated by, a specified pool of real, financial, or other assets, individually and collectively.

“Board” means the board of directors of the Company, as appointed by the General Partner, and which has been delegated authority to manage the business and affairs of the Company by the General Partner, pursuant to the Limited Partnership Agreement.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Cause Event” means (i) a final judgment by any court or governmental body of competent jurisdiction not stayed or vacated within thirty (30) days that the Manager, or its agents or its assignees that perform services for the Company pursuant to this Agreement, has committed a felony or a material violation of applicable securities laws that has a material adverse effect on the business of the Company or the ability of the Manager to perform its duties under the terms of this Agreement, (ii) an order for relief in an involuntary bankruptcy case relating to the Manager or the Manager authorizing or filing a voluntary bankruptcy petition, (iii) the dissolution of the Manager, or (iv) a determination that the Manager has (a) committed actual fraud against the Company, (b) misappropriated or embezzled funds of the Company, or (c) acted, or failed to act, in a manner constituting bad faith, willful misconduct or gross negligence in the performance of its duties under this Agreement; provided, however, that if the Manager takes all necessary actions to cure the damage caused by such actions or omissions described in this clause (iv) within thirty (30) days of such determination, then such event shall not constitute a Cause Event.

“Class” has the meaning set forth in the Company’s Governing Agreements.

“Code” has the meaning set forth in the Recitals.

“Company” means HPS Real Assets Lending Company LP, a Delaware limited partnership, and, where the context requires, its Subsidiaries and Affiliates.

“Conduct Policies” has the meaning set forth in Section 2(m) hereof.

“D Shares” has the meaning set forth in the Company’s Governing Agreements.

“Distribution and Servicing Fee” has the meaning set forth in the Company’s Governing Agreements.

“E Shares” has the meaning set forth in the Company’s Governing Agreements.

“Early Redemption Deduction” means the early redemption deduction as set forth in the Company’s Share Redemption Program.

“Effective Date” means March 6, 2026.

“Effective Termination Date” means the last day of the term of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

“F-D Shares” has the meaning set forth in the Company’s Governing Agreements.

“F-I Shares” has the meaning set forth in the Company’s Governing Agreements.

“F-S Shares” has the meaning set forth in the Company’s Governing Agreements.

“Founder Shares” means, collectively the F-S, F-D and F-I Shares of the Company, as set forth in the Company’s Governing Agreements.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“General Partner” means HREAL GP, LLC, a Delaware limited liability company, which serves as the general partner of the Company.

“Governing Agreements” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the certificate of formation and limited liability company agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents in each case as amended from time to time.

“HPS” means, collectively, the Manager, the General Partner and certain of their affiliates.

“I Shares” has the meaning set forth in the Company’s Governing Agreements.

“Independent Director” means, a member of the Board who is “independent” in accordance with the Company’s Governing Agreements.

“Investment Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“Investor Shares” means the I Shares, D Shares, S Shares and Founder Shares of the Company, as set forth in the Company’s Governing Agreements.

“Limited Partnership Agreement” has the meaning set forth in the Recitals.

“Management Fee” means the management fee, without duplication, payable monthly in arrears in an amount equal to a certain percentage per annum of the NAV attributable to the Investor Shares, in each case as of the beginning of the first calendar day of the applicable month, as set forth below:

1.	1.25% per annum of the Net Asset Value attributable to I Shares, D Shares and S Shares; and

2.	0.75 per annum of the Net Asset Value attributable to Founder Shares;

each before giving effect to any accruals for the Management Fee, the Distribution and Servicing Fee, the Performance Fee, share repurchases or redemptions for that month, and any distributions, and without taking into account any taxes (whether paid, payable or otherwise) of any intermediate entity through which the Company indirectly holds interests in Portfolio Assets, as determined in the good faith judgment of the Manager. The Management Fee shall be pro-rated for partial periods, to the extent necessary, as described more fully elsewhere herein. The Management Fee shall be payable on Investor Shares and not on E Shares.

“Manager” has the meaning set forth in the Recitals.

“Manager Expenses” has the meaning set forth in Section 7(a) hereof.

“Manager Indemnified Party” has the meaning set forth in Section 8(a) hereof.

“Manager Permitted Disclosure Parties” has the meaning set forth in Section 5 hereof.

“Net Asset Value” means the net asset value of the assets attributable to the Company or a Class, as the case may be, determined in accordance with the Company’s Governing Agreements.

“Other Agreement” has the meaning set forth in the Company’s Governing Agreements.

“Other HPS Investor” has the meaning set forth in the Company’s Governing Agreements.

“Partnership Expenses” has the meaning set forth in the Company’s Governing Agreements.

“Pre-Performance Fee Net Investment Income Returns” means dividends, cash interest or other distributions or other cash income and any third-party fees received from portfolio investments, such as upfront fees, commitment fees, origination fees, amendment fees, ticking fees and break-up fees, as well as prepayment premiums, accrued during the quarter, minus operating expenses for the quarter (including the Management Fee, taxes, any expenses payable under the Administration Agreement with the Administrator or this Agreement with the Manager, any expense of securitizations, and interest expense or other financing fees and any dividends paid on preferred shares, but excluding the Performance Fee and Distribution and Servicing Fee).

“Performance Fee” means the performance fee payable to the Manager under this Agreement, which shall consist of two components that are independent of each other, with the result that one component may be payable even if the other is not. The first portion shall be based on a percentage of the Company’s income, and shall be paid quarterly in arrears, and the second portion shall be based on a percentage of the Company’s capital gains and shall be paid yearly in arrears, each as follows:

1.

The portion based on the Company’s income shall be paid quarterly in arrears and shall be based on Pre-Performance Fee Net Investment Income Returns. Pre-Performance Fee Net Investment Income Returns includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind (“PIK”) interest and zero-coupon securities), accrued income that the Company has not yet received in cash. Pre-Performance Fee Net Investment Income Returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The impact of expense support payments and recoupments in connection with the Reimbursement Agreement are also excluded from Pre-Performance Fee Net Investment Income Returns.

Pre-Performance Fee Net Investment Income Returns, expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding quarter, shall be compared to a “hurdle rate” of return of 1.25% per quarter (5.0% annualized).

The Company shall pay the Manager a performance fee quarterly in arrears with respect to the Company’s Pre-Performance Fee Net Investment Income Returns in each calendar quarter as follows:

•

No Performance Fee based on Pre-Performance Fee Net Investment Income Returns in any calendar quarter in which the Company’s Pre-Performance Fee Net Investment Income Returns do not exceed the applicable hurdle rate;

•	For I Shares, D Shares and S Shares:

•

100% of the dollar amount of the Company’s Pre-Performance Fee Net Investment Income Returns with respect to that portion of such Pre-Performance Fee Net Investment Income Returns, if any, that exceeds the hurdle rate but shall be less than a rate of return of 1.39% (5.56% annualized). The Company refers to this portion of the Company’s Pre-Performance Fee Net Investment Income Returns (which exceeds the hurdle rate but shall be less than 1.39%) as the “catch-up.” The “catch-up” shall be meant to provide the Manager with approximately 10.0% of the Company’s Pre-Performance Fee Net Investment Income Returns as if a hurdle rate did not apply if Pre-Performance Fee Net Investment Income Returns exceed 1.39% in any calendar quarter; and

•

10.0% of the dollar amount of the Company’s Pre-Performance Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.39% (5.56% annualized). This reflects that once the hurdle rate shall be reached and the catch-up shall be achieved, 10.0% of all Pre-Performance Fee Net Investment Income Returns thereafter are allocated to the Manager.

•	For Founder Shares:

•

100% of the dollar amount of the Company’s Pre-Performance Fee Net Investment Income Returns with respect to that portion of such Pre-Performance Fee Net Investment Income Returns, if any, that exceeds the hurdle rate but shall be less than a rate of return of 1.35% (5.41% annualized). The Company refers to this portion of the Company’s Pre-Performance Fee Net Investment Income Returns (which exceeds the hurdle rate but shall be less than 1.35%) as the “catch-up.” The “catch-up” shall be meant to provide the Manager with approximately 7.5% of the Company’s Pre-Performance Fee Net Investment Income Returns as if a hurdle rate did not apply if Pre-Performance Fee Net Investment Income Returns exceed 1.35% in any calendar quarter; and

•

7.5% of the dollar amount of the Company’s Pre-Performance Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.35% (5.41% annualized). This reflects that once the hurdle rate shall be reached and the catch-up shall be achieved, 7.5% of all Pre-Performance Fee Net Investment Income Returns thereafter are allocated to the Manager.

These calculations are pro-rated for any period of less than three months and adjusted for any share issuances or redemptions during the relevant quarter.

2.

The portion based on capital gains shall be payable at the end of each calendar year in arrears. The amount payable equals (a) 10.0% in the case of I Shares, D Shares and S Shares or (b) 7.5% in the case of Founder Shares of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid performance fee on capital gains as calculated in accordance with GAAP. Each year, the fee paid for the capital gains performance fee shall be net of the aggregate amount of any previously paid capital gains performance fee by the applicable share class for all prior periods. The Company will accrue, but will not pay, a capital gains performance fee with respect to unrealized appreciation because a capital gains performance fee would be owed to the Manager if the Company were to sell the relevant investment and realize a capital gain.

For purposes of computing the Company’s Performance Fee on income and the Performance Fee on capital gains, the calculation methodology looks through derivative financial instruments or swaps as if the Company owned the reference assets directly. The fees that are payable under this Agreement for any partial period will be appropriately prorated. The Performance Fee shall be payable on Investor Shares and not on E Shares.

“Portfolio Assets” means any asset acquired by the Company generally or a Series, including for the avoidance of doubt, any Asset-Based Finance Assets.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“PPM” means the Company’s Confidential Private Placement Memorandum, as amended, restated and/or supplemented from time to time.

“Regulation FD” means Regulation FD as promulgated by the SEC.

“Reimbursement Agreement” has the meaning set forth in Section 7(c).

“S Shares” has the meaning set forth in the Company’s Governing Agreements.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Series” has the meaning set forth in the Company’s Governing Agreements.

“Series I” has the meaning set forth in the Company’s Governing Agreements.

“Series II” has the meaning set forth in the Company’s Governing Agreements.

“Share Redemption Program” means the Share Redemption Program of the Company, as amended, modified, revised or restated from time to time.

“Shares” has the meaning set forth in the Company’s Governing Agreements.

“Special Approval” has the meaning set forth in the Company’s Governing Agreements.

“Subsidiary” means a corporation, limited liability company, partnership, joint venture or other entity or organization of which: (a) the Company or any other subsidiary of the Company is a general partner or managing member, or (b) voting power to elect a majority of the board of directors, trustees or other Persons performing similar functions with respect to such entity or organization is held by the Company or by any one or more of the Company’s subsidiaries.

“Termination Notice” has the meaning set forth in Section 10(b) hereof.

“Termination Without Cause” has the meaning set forth in Section 10(b) hereof.

(b) As used herein, accounting terms relating to the Company and its Subsidiaries, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP. As used herein, “calendar quarters” shall mean the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2. Appointment and Duties of the Manager.

(a) The Company hereby appoints the Manager to manage the day-to-day business and affairs of the Company and its Subsidiaries, subject at all times to the further terms and conditions set forth in this Agreement, to the direction of the Acquisition Committee and to the supervision of the Board. Except as otherwise provided in this Agreement, the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, provided that the Company reimburses the Manager for costs and expenses in accordance with Section 7 hereof. The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in its sole and absolute discretion, subject to the terms of this Agreement, to cause the duties of the Manager as set forth herein to be provided by third parties and/or its Affiliates.

(b) The Manager, in its capacity as manager of the business and affairs of the Company, at all times will be subject to the direction of the Acquisition Committee and the supervision of the Board and will have only such functions and authority as the Board may delegate to it, including, without limitation, managing the Company’s activities and business affairs in conformity with the Company’s business objectives and other policies that are approved and monitored by the Board and/or the Acquisition Committee.

(c) Subject to the oversight of the Board and the terms and conditions of this Agreement, the Manager will have plenary authority with respect to the management of the business and affairs of the Company and will be responsible for the day-to-day management of the Company; provided, however, that formal decisions of the Company with respect to Asset-Based Finance Assets shall require approval of the Acquisition Committee. The Manager will perform (or cause to be performed through one or more of its Affiliates or Subsidiaries) such services and activities relating to the business and affairs of the Company as may be appropriate or otherwise mutually agreed from time to time, which includes, without limitation:

(i) originating and recommending opportunities to finance and acquire Asset-Based Finance Assets, consistent with the business objectives and strategy of the Company;

(ii) executing transactions on behalf of the Company, subject to the oversight of the Acquisition Committee and the Board, and exercising any voting rights associated with the Company’s portfolio securities;

(iii) evaluating and structuring the financings and acquisitions of Asset-Based Finance Assets;

(iv) monitoring and evaluating the Company’s Asset-Based Finance Assets;

(v) identifying bank and institutional sources of financing for each Series and its Asset-Based Finance Assets, arrangement of appropriate introductions and marketing of financial proposals;

(vi) supervising the preparation and review of all documents required in connection with the financing, acquisition, or disposition of each Asset-Based Finance Asset;

(vii) monitoring the performance of Asset-Based Finance Assets and, where appropriate, providing advice regarding the management of Asset-Based Finance Assets;

(viii) analyzing and investigating potential dispositions of Asset-Based Finance Assets including identification of potential acquirers and evaluations of offers made by such potential acquirers;

(ix) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Company and its subsidiaries as may be agreed upon by the Manager and the Board, including, without limitation, the collection of revenues and the payment of the debts and obligations of the Company and its subsidiaries and maintenance of appropriate computer services to perform such administrative functions, in each case, for which the Company will reimburse the Manager;

(x) arranging and coordinating the services of other professionals and consultants, including HPS personnel;

(xi) making recommendations to the Company with respect to the Company’s declaration of distributions or distribution policy, to the extent applicable;

(xii) making recommendations to the Company with respect to the Company’s redemption offers;

(xiii) originating, recommending opportunities to form, acquiring, structuring, coordinating and assisting with managing operations of any joint ventures or similar arrangements (“Joint Venture”) or Asset- Based Finance Assets held by the Company and conducting all matters with the Joint Venture partners consistent with the business objectives and strategies of the Company (including, for the avoidance of doubt, the power to structure Joint Ventures that provide that any controlling interest of the Company shall be forfeited upon termination of the Operating Agreement);

(xiv) advising the Company on, preparing, negotiating and entering into, on behalf of the Company, applications and agreements relating to programs established by the U.S. government;

(xv) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;

(xvi) communicating on behalf of the Company and its subsidiaries with the holders of any of their equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xvii) counseling the Company in connection with policy decisions to be made by the Board or Acquisition Committee;

(xviii) evaluating and recommending to the Acquisition Committee hedging strategies and engaging in hedging activities on behalf of the Company and our subsidiaries, consistent with such strategies as so modified from time to time;

(xix) counseling the Company and our subsidiaries regarding the maintenance of their exclusion from the definition of an investment company under the Investment Company Act, monitoring compliance with the requirements for maintaining such exclusion and using commercially reasonable efforts to cause them to maintain such exclusion from such status;

(xx) furnishing reports and statistical and economic research to the Company and our subsidiaries regarding their activities and services performed for the Company and its subsidiaries by the Manager;

(xxi) monitoring the operating performance of the Asset-Based Finance Assets and providing periodic reports with respect thereto to the Board or Acquisition Committee, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xxii) investing and reinvesting any moneys and securities of the Company and its subsidiaries (including investing in short term Asset-Based Finance Assets pending the acquisition of other Asset-Based Finance Assets, payment of fees, costs and expenses, or payments of dividends or distributions to Shareholders of the Company and our subsidiaries) and advising the Company and its subsidiaries as to their capital structure and capital raising;

(xxiii) assisting the Company and our subsidiaries in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and to conduct quarterly compliance reviews with respect thereto;

(xxiv) assisting the Company and its subsidiaries to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxv) assisting the Company and its subsidiaries in complying with all regulatory requirements applicable to them in respect of their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act and the Securities Act;

(xxvi) assisting the Company and its subsidiaries in taking all necessary action to enable them to make required tax filings and reports;

(xxvii) placing, or facilitating the placement of, all orders pursuant to the Manager’s acquisition determinations for the Company and its subsidiaries either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxviii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on the Company’s and/or its subsidiaries’ behalf in which the Company and/or its subsidiaries or their respective Asset-Based Finance Assets, may be involved or to which they may be subject arising out of their day to day operations (other than with the Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board or the Acquisition Committee; and

(xxix) using commercially reasonable efforts to cause expenses incurred by the Company and its subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board or the Acquisition Committee from time to time.

(d) The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of the Persons and firms as the Manager deems necessary or advisable in connection with the management and operations of the Company, which may include Affiliates of the Manager; provided that any such services may be provided by Affiliates only in the event that (i) the services are on terms that are, in the aggregate, no less favorable to the Company than those generally being provided to or available from unrelated third parties, (ii) the services are on terms that are fair and reasonable to the Company, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to the Company, (iii) the specific type of transaction is expressly provided for under this Agreement or the Company’s Governing Agreements (including the payment of Management Fees and Performance Fees), (iv) the services are approved by Special Approval, or (v) the services are approved by the vote of shareholders owning a majority of the outstanding Investor Shares, excluding any Investor Shares owned by HPS or any of its affiliates. In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense. Upon request of the Board or the Acquisition Committee, the Manager shall keep the Board or the Acquisition Committee reasonably informed on a periodic basis as to any services provided by Affiliates of the Manager. Notwithstanding anything to the contrary above, the Manager may retain, at its own cost and expense, such services of the Persons and firms as the Manager deems necessary or advisable in connection with the management and operations of the Company, which may include Affiliates of the Manager, provided that any such services may be provided by Affiliates only to the extent such services are permitted by applicable law.

(e) The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) would adversely and materially affect the Company’s and its Subsidiaries’ status as entities excluded from investment company status under the Investment Company Act or (ii) would materially violate the Conduct Policies, any law, rule or regulation of any governmental body or agency having jurisdiction over the Company and its Subsidiaries or that would otherwise not be permitted by the applicable Governing Agreements. Notwithstanding the foregoing, to the fullest extent permitted by applicable law, neither the Manager nor any of its Affiliates shall be liable to the Company, the Board, the Acquisition Committee or the Company’s shareholders for any act or omission by the Manager or any of its Affiliates, except as provided in Section 8 of this Agreement.

(f) The Company (including the Board and the Acquisition Committee) agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to make any filing required to be made under the Investment Advisers Act, Securities Act, Exchange Act, Code, or other applicable law, rule or regulation on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company.

(g) As frequently as the Manager may deem reasonably necessary or advisable, or at the direction of the Board or Acquisition Committee, the Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, (i) reports and other information on the Company’s operations and (ii) other information relating to any proposed or consummated acquisition as may be reasonably requested by the Company.

(h) The Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all periodic reports and financial statements with respect to the Company reasonably required by the Board or Acquisition Committee in order for the Company to comply with its Governing Agreements, or any other materials required to be filed with any governmental body or agency, including but not limited to the SEC, and shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all materials and data necessary to complete such reports and other materials, including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(i) The Manager shall prepare, or, at the sole cost and expense to the Company, cause to be prepared, regular reports for the Board or the Acquisition Committee to enable the Board or Acquisition Committee to review the Company’s acquisitions, portfolio composition and characteristics, performance, asset performance and consistency with the Company’s business objectives, and policies approved by the Board.

(j) Officers, employees and agents of the Manager and its Affiliates may serve as directors, officers, employees, agents, nominees or signatories for the Company or any of its Subsidiaries, to the extent permitted by their Governing Agreements. When executing documents or otherwise acting in such capacities for the Company or any of its Subsidiaries, such Persons shall indicate in what capacity they are executing on behalf of the Company or any of its Subsidiaries. Without limiting the foregoing, while this Agreement is in effect, the Manager will provide the Company with a management team along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company hereunder, who shall devote such of their time to the management of the Company as necessary and appropriate, commensurate with the level of activity of the Company from time to time.

(k) At all times during the term of this Agreement, the Manager and/or its affiliates shall maintain “errors and omissions” insurance coverage and other insurance coverage that is customarily carried by managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company and the Subsidiaries.

(l) The Manager may provide, or at the sole cost and expense of the Company, shall cause to be provided, such internal audit, compliance, legal, finance and control services as may be required for the Company to comply with applicable law (including the Securities Act, Investment Advisers Act and Exchange Act), regulation (including SEC regulations) and the rules and requirements of a national securities exchange and as otherwise reasonably requested by the Company, the Board, or the Acquisition Committee, from time to time.

(m) The Manager agrees to be bound by the Company’s code of ethics and other compliance and governance policies and procedures adopted by the Board as applicable to the Manager, if any (collectively, the “Conduct Policies”), and to take, or cause to be taken, all actions reasonably required to cause its officers, directors, members, and employees, and any officers or employees of its Affiliates acting on behalf of the Manager who are involved in the business and affairs of the Company, to be bound by the Conduct Policies to the extent applicable to such Persons.

Section 3. Additional Activities of the Manager; Allocation of Opportunities; Non-Solicitation; Restrictions.

(a) Nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, or any of its or their officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the business objectives or policies of any such other Person or entity are similar to those of the Company, including, without limitation, the sponsoring, closing, managing and/or sub-advising of any Other HPS Investors that employ business objectives or strategies that overlap, in whole or in part, with the business objectives of the Company, (ii) in any way bind or restrict the Manager or any of its Affiliates, or any of its or their officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, or any of its or their officers, directors or employees may be acting, or (iii) prevent the Manager or any of its Affiliates from receiving fees or other compensation or profits from such activities described in this Section 3(a) which shall be for the Manager’s (and/or its Affiliates’) sole benefit. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the business objectives and policies of the Company, they may be different in certain material respects from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others (including, for greater certainty, the Other HPS Investors and their investors, including Other HPS Investors in which the Manager or its Affiliates may have a beneficial interest, as described more fully in Section 3(b)). The Manager and the Company acknowledge and agree that, notwithstanding anything to the contrary contained herein, (i) Affiliates of the Manager sponsor, advise (including sub-advise) and/or manage one or more Other HPS Investors and may in the future sponsor, advise (including sub-advise) and/or manage additional Other HPS Investors, (ii) the Manager will allocate opportunities that overlap with the business objectives of the Company and such Other HPS Investors in accordance with the Allocation Policy and (iii) nothing in this Agreement shall prevent the Company from forming, acquiring, selling assets to or merging with any joint ventures with Other HPS Investors or purchasing assets from, selling assets, merging with or arranging financing from or providing financing to Other HPS Investors.

(b) In connection with the services of the Manager hereunder, the Company and the Board acknowledge and/or agree that (i) as part of HPS’s regular businesses, personnel of the Manager and its Affiliates will work on other projects and matters (including with respect to one or more Other HPS Investors), and that conflicts may arise with respect to the allocation of personnel between the Company and one or more Other HPS Investors and/or the Manager and such other Affiliates, (ii) there will be circumstances where acquisitions that are consistent with the Company’s business objectives will be shared with, or may be allocated to, one or more Other HPS Investors (in lieu of the Company) in accordance with the Allocation Policy, (iii) Other HPS Investors will acquire, from time-to-time, holdings that the Company may also acquire (including at a different level of an issuer’s capital structure (e.g., an acquisition by Other HPS Investors of a debt instrument of the same portfolio entity in which the Company owns an equity interest or vice versa) or in a different tranche of fundraising with respect to an issuer in which the Company has an interest) and while HPS will seek to resolve any such conflicts in a fair and equitable manner in accordance with the Allocation Policy and its prevailing policies and procedures with respect to conflicts resolution among the Company and Other HPS Investors generally, such transactions shall not be required to be presented to the Board for approval, and there can be no assurance that any such conflicts will be resolved in favor of the Company, (iv) the Manager and its Affiliates will from time-to-time receive certain “other fees” as described in the PPM, and while such fees give rise to conflicts of interest, the Company will not receive a Management Fee offset with respect to such fees except as expressly provided for herein, and (v) the terms and conditions of the Governing Agreements of Other HPS Investors (including with respect to the economic, reporting, and other rights afforded to investors in such Other HPS Investors) are materially different from the terms and conditions applicable to the Company and its shareholders, and neither the Company nor any such shareholders (in such capacity) shall have the right to receive the benefit of any such different terms applicable to investors in such Other HPS Investors as a result of an investment in the Company or otherwise. Upon request of the Board or the Acquisition Committee, the Manager shall keep the Board and the Acquisition Committee reasonably informed on a periodic basis in connection with the foregoing.

(c) Where acquisitions that are consistent with the Company’s business objectives are shared with one or more Other HPS Investors, the Manager may, but is not obligated to, aggregate sales and purchase orders of the Company with similar orders being made simultaneously for such Other HPS Investors, if in the Manager’s judgment, such aggregation is likely to result generally in an overall economic benefit to the Company. The determination of such economic benefit to the Company by the Manager is subjective and represents the Manager’s evaluation that the Company is benefited by relatively better purchase or sales prices, lower commission expenses, increased access to opportunities, beneficial timing of transactions or a combination of these and other factors.

(d) Subject to Section 3(b), the Board may periodically review the Company’s business objectives and the Company’s Portfolio Assets when and as determined in its discretion, but will not review each proposed Portfolio Asset acquisition or other interest acquired by the Company subject to the requirements of Section 2(c) hereof; provided, that the Company shall not consummate any transaction that involves the sale of any Portfolio Assets to, or the acquisition of any Portfolio Assets from, HPS, any Other HPS Investor, or any of their respective Affiliates, unless (i) the transaction is on terms that are, in the aggregate, no less favorable to the Company than those generally being provided to or available from unrelated third parties, (ii) the transaction is on terms that are fair and reasonable to the Company, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to the Company, (iii) the specific type of transaction is expressly provided for under this Agreement or the Company’s Governing Agreements, (iv) the transaction is approved by Special Approval, or (v) the transaction is approved by the vote of shareholders owning a majority of the outstanding Investor Shares, excluding any Investor Shares owned by HPS or any of its affiliates. In connection with the foregoing, it is understood and/or agreed that while conflicts of interest will arise from time-to-time in connection with the activities of the Company, HPS and the Other HPS Investors (including as more fully described in Section 3(b) above), the Manager will seek to resolve any such conflicts of interest in a fair and equitable manner in accordance with the Allocation Policy and its prevailing policies and procedures with respect to conflicts resolution among Other HPS Investors generally. The Manager may, but is not required to, seek Special Approval or approval of shareholders (as described above) of the foregoing transactions. If the Manager does not seek Special Approval or approval of shareholders and the Manager determines that the transaction satisfies either of the standards set forth in this Section 3(d)(i) or (ii) above, then it will be presumed that in making its decision the Manager acted in good faith, and in any proceeding brought by or on behalf of any Shareholder or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption by clear and convincing evidence. The Manager will be conclusively presumed to be acting in good faith if it subjectively believes that the determination made or not made is in or not adverse to the best interests of the Company or the applicable Series, or, with respect to resolutions of conflicts of interest pursuant to Section 3(d)(i) or (ii) above, if the Manager subjectively believes that the action or inaction meets the standard set forth therein.

(e) In the event of a Termination Without Cause of this Agreement by the Company pursuant to Section 10(b) hereof, the Company shall not, without the consent of the Manager, employ or otherwise retain any employee of the Manager or any of its Affiliates or any person who has been employed by the Manager or any of its Affiliates at any time. The Company acknowledges and agrees that, in addition to any damages, the Manager may be entitled to equitable relief for any violation of this Section 3(e) by the Company, including, without limitation, injunctive relief.

(f) At the reasonable request of the Board, the Manager shall review the Allocation Policy with the Board and respond to reasonable questions regarding the Allocation Policy as it relates to services under the Agreement.

Section 4. Bank Accounts. At the direction of the Board or Acquisition Committee the Manager may establish and maintain, as agent on behalf of the Company, one or more bank accounts with a “qualified custodian” in the name of the Company or any Subsidiary in accordance with applicable law, and may cause the Company to deposit into any such account or accounts, and disburse funds from any such account or accounts; and the Manager shall ensure that such custodian(s), upon request, render statements, including appropriate accountings of such collections and payments to the Board and/or to the auditors of the Company or any Subsidiary.

Section 5. Records.

The Manager shall maintain appropriate books of account, records and files relating to services performed hereunder, and such books of account, records and files shall be accessible for inspection by representatives of the Company at any time during normal business hours upon advance written notice. The Manager shall have full responsibility for the maintenance, care and safekeeping of all such books of account, records and files (it being understood that services may be provided with respect to the Company by service providers (e.g., administrators, prime brokers and custodians) and so long as such service providers are monitored by the Manager with due care, the Manager shall be in compliance with the foregoing).

Section 6. Compensation.

(a) For the services rendered under this Agreement, the Company shall pay or cause to be paid both the Management Fee and Performance Fee to the Manager. The Manager will not receive any Management Fees or Performance Fees for the period prior to the Effective Date.

(b) The parties acknowledge that the Management Fee and Performance Fee are intended in part to compensate the Manager for the costs and expenses (other than reimbursable costs and expenses) the Manager will incur hereunder, as well as certain expenses not otherwise reimbursable under Section 7 below, in order for the Manager to provide the Company the management services and certain general administrative services rendered under this Agreement. A management fee paid by the Manager under a sub-management agreement (if any) shall not constitute an expense reimbursable by the Company under this Agreement or otherwise unless otherwise approved by the Board.

(c) The Management Fee shall be payable in arrears in cash or E Shares of the Company, in monthly installments commencing with the month in which the Effective Date occurs. If applicable, the initial and final installments of the Management Fee shall be pro-rated based on the number of days during the initial and final month, respectively, that this Agreement is in effect. The Manager shall calculate each monthly installment of the Management Fee, and deliver such calculation to the Company, within sixty (60) days following the last day of each calendar month. The Performance Fee shall be calculated and payable as described above in the definition of the term “Performance Fee” in Section 1(a) hereof.

(d) The Company shall make or cause to be made any payments due hereunder to the Manager or, if the Manager directs, to an Affiliate of the Manager. The Manager may elect to receive all or a portion of the Management Fee or Performance Fee (or both) in E Shares of the Company in lieu of cash as follows:

(i) At the beginning of each fee calculation period, the Manager will notify the Company of its election to receive any Management Fees or Performance Fee (or both) for such payment period in cash, E Shares or a combination of cash and E Shares.

(ii) The number of E Shares that the Manager will receive will be equal to the quotient of (x) the sum of the cash value of Management Fees or Performance Fee (or both) elected by the Manager for payment in E Shares and (y) the then-current price of the Company’s E Shares when such fees become due.

(e) If the Manager elects to receive any portion of its Management Fee or Performance Fee (or both) in E Shares of the Company, the Manager may elect to submit those shares for repurchase pursuant to the Company’s Share Redemption Program. E Shares of the Company obtained by the Manager will be subject to the repurchase limits of the Share Redemption Program. Any E Shares received by the Manager are not subject to the Early Redemption Deduction.

Section 7. Expenses of the Company.

(a) Subject to Section 7(b) and except as otherwise specified in the definition of Partnership Expenses, the Manager shall be responsible for the expenses related to any and all personnel of the Manager and its Affiliates who provide services to the Company pursuant to this Agreement or otherwise (including, without limitation, each of the officers of the Company and any directors of the Company who are also directors, officers or employees of the Manager or any of its Affiliates), including, without limitation, normal overhead expenses relating to the business or operation of the Manager (including rent, office furniture, fixtures and computer equipment), salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel (“Manager Expenses”).

(b) The Company shall pay all of its costs and expenses and shall reimburse the Manager or its Affiliates for documented costs and expenses of the Manager and its Affiliates to the extent incurred on behalf of the Company that are Partnership Expenses in accordance with this Agreement. For the avoidance of doubt, Manager Expenses are not Partnership Expenses. The Manager, in its sole and absolute discretion, shall determine whether a cost or expense is a Manager Expense or Partnership Expense.

(c) (a) The Company is expected to enter into an expense support and conditional reimbursement agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”) with the Manager. The Manager may also, at its option, elect not to seek reimbursement for certain expenses during a given monthly period, which determination shall not be deemed to construe a separate waiver of reimbursement for such expenses, or similar expenses, in future periods.

(d) Upon the Company’s written request, the Manager shall prepare a written expense statement in reasonable detail documenting the costs and expenses of the Company incurred during each calendar month to be reimbursed by the Company. The amounts payable for such cost and expense reimbursement shall be paid by the Company; provided, that such payments may be offset by the Manager against amounts due to the Company from the Manager.

(e) The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 8. Limits of the Manager’s Responsibility; Indemnification.

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board or the Acquisition Committee in following or declining to follow any advice or recommendations of the Manager. To the fullest extent permitted by law, the Manager and its Affiliates, including but not limited to their respective directors, officers, employees, managers, trustees, control persons, partners, shareholders, any advisory committee formed by the Manager and equity holders, will not be liable to the Company, any Subsidiary, the Board, the Acquisition Committee, the Company’s shareholders or any Subsidiary’s shareholders or partners for any acts or omissions by the Manager or its Affiliates performed in accordance with and pursuant to this Agreement, whether by or through attempted piercing of the corporate veil, by or through a claim, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise, except by reason of acts or omission constituting gross negligence, fraud or willful misconduct, as determined by a final non-appealable order of a court of competent jurisdiction. The Company shall, to the fullest extent lawful, reimburse, indemnify and hold harmless the Manager, its Affiliates, and the directors, officers, employees and shareholders of the Manager and its Affiliates including but not limited to their respective directors, officers, employees, managers, trustees, control persons, partners, shareholders, any advisory committee formed by the Manager and equity holders (each, a “Manager Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and not constituting gross negligence, fraud or willful misconduct, as determined by a final non-appealable order of a court of competent jurisdiction. In addition, to the fullest extent permitted by applicable law, the Manager will not be liable for trade errors that may result from ordinary negligence, including, without limitation, errors in the investment decision making process and/or in the trade process.

(b) A Manager Indemnified Party may consult with reputable legal counsel, accountants, consultants or other advisors in respect of the Company’s activities or affairs and shall not be liable to the Company or any other Person who is party to or bound by this Agreement for any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel, accountants, consultants or other advisors; provided that such counsel, accountants, consultants and other advisors shall have been selected and monitored with reasonable care. A Manager Indemnified Party shall, to the fullest extent permitted by applicable law, be treated as having acted in good faith and with the requisite degree of care if such Manager Indemnified Party has relied on reports and written statements of the directors, officers, employees, agents, stockholders, members, managers and partners of an Asset-Based Finance Asset of the Company, unless such Manager Indemnified Party had reason to believe that such reports or statements were not true and complete.

(c) The Company will periodically reimburse each Manager Indemnified Party for all expenses (including reasonable fees and expenses of counsel) as such expenses are incurred in connection with investigating, preparing, pursuing or defending any proceeding related to, arising out of or in connection with this Agreement or the Company’s activities or affairs whether or not pending or threatened and whether or not any Manager Indemnified Party is a party thereto; provided that such Manager Indemnified Party shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall be judicially determined by judgment or order not subject to further appeal or discretionary review that such Manager Indemnified Party is not entitled to be indemnified by the Company in connection with such matter as provided in the exception contained in the immediately preceding sentence. If for any reason the indemnification described in this paragraph is unavailable to any Manager Indemnified Party, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Manager Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and such Manager Indemnified Party, on the other hand, or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.

(d) The Company’s obligation, if any, to indemnify or advance expenses to any Manager Indemnified Party is intended to be secondary to any such obligation of, and shall be reduced by any amount such Manager Indemnified Party collects as indemnification or advancement from any Asset-Backed Finance Asset (or subsidiary thereof) of the Company, or any applicable insurance policy described herein. If the Company or a Manager Indemnified Party is entitled to indemnification or advancement from any such Asset-Based Finance Asset (or subsidiary thereof), or insurance policy, the Company or such Manager Indemnified Party shall use commercially reasonable efforts to first seek indemnification or advancement from such Asset-Based Finance Asset (or subsidiary thereof), or insurance policy. Notwithstanding anything to the contrary in this Agreement, the Company may in the discretion of the General Partner or Board, pay any obligations or liabilities arising out of this Section 8 as a secondary indemnitor at any time prior to any primary indemnitor making any payments any such primary indemnitor owes, it being understood that any such payment by the Company shall not constitute a waiver of any right of contribution or subrogation to which the Company is entitled (including against any primary indemnitor) or relieve any other indemnitor from any indemnity obligations. Except as set forth in this Section 8, neither a Manager Indemnified Party nor the Company shall be required to seek indemnification or contribution from any other sources with respect to any amounts paid by the Company in accordance with this Section 8.

(e) The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.

Section 9. No Joint Venture. The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

Section 10. Term; Termination Without Cause.

(a) This Agreement became effective on the Effective Date and shall continue in operation unless terminated in accordance with the terms hereof.

(b) Notwithstanding any other provision of this Agreement to the contrary, with not less than one hundred eighty (180) days’ prior written notice to the Manager (the “Termination Notice”), the Company may, based upon unsatisfactory performance by the Manager that is materially detrimental to the Company and its Subsidiaries, taken as a whole, terminate this Agreement (a “Termination Without Cause”) upon unanimous vote of the Independent Directors.

(c) The Manager may deliver written notice to the Company informing it of the Manager’s intention to terminate this Agreement upon no less than one hundred eighty (180) days’ notice, whereupon this Agreement shall terminate effective on the latter of (i) 180 days from the date such notice is sent or (ii) such latter date as the Manager may determine.

(d) Except as set forth in this Section 10, a Termination Without Cause of this Agreement pursuant to this Section 10 shall be without any further liability or obligation of either party to the other, except as provided in Section 3(e), Section 5, Section 7, Section 8, Section 10(e), Section 13(b) and Section 14 of this Agreement.

(e) If the Company terminates this Agreement pursuant to this Section 10, the Company shall forfeit any voting or other controlling interest in any Asset-Based Finance Asset.

(f) If the Company terminates this Agreement pursuant to this Section 10, the Company shall, before the Effective Termination Date, cause the name of the Company to be changed to omit reference to “HPS,” and the Company, any successor manager or any other Person shall make no further use of “HPS” or any similar name or any derivations thereof in relation to the activities of the Company.

(g) The Manager shall use commercially reasonable efforts to cooperate, at the Company’s expense, with the Company in executing an orderly transition of the management of the Company’s consolidated assets to a new manager.

Section 11. Assignments.

(a) Assignments by the Manager. This Agreement may not be assigned by the Manager without the consent of the Company, which consent shall be approved by a majority of the Company’s Independent Directors. Notwithstanding the foregoing, the Manager may, at any time without the approval of the Company and without the approval of the Company’s Independent Directors, (i) assign this Agreement to one or more Affiliates of the Manager and (ii) delegate to one or more of its Affiliates, including sub-managers where applicable, the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance, in each case so long as such assignment or delegation does not require the Company’s consent under the Investment Advisers Act (but if such consent is required, the Company shall not unreasonably withhold, condition or delay its consent). Any such permitted assignment or delegation shall bind the assignee or delegee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all acts or omissions of (x) the assignee prior to any such assignment and (y) the delegee under any such delegation. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager. Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

(b) Assignments by the Company. This Agreement shall not be assigned by the Company without the prior written consent of the Manager.

Section 12. Termination for Cause.

(a) The Company may terminate this Agreement effective upon thirty (30) days’ prior written notice of termination from the Company to the Manager, upon the occurrence of a Cause Event.

(b) The Manager may terminate this Agreement effective upon sixty (60) days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period.

(c) The Manager may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event.

Section 13. Action Upon Termination.

(a) From and after the Effective Termination Date of this Agreement pursuant to Sections 10, 11, or 12 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination. Upon any such termination, the Manager shall forthwith:

(i) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(ii) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board with respect to the Company and any Subsidiaries; and

(iii) deliver to the Board all property and documents of the Company and any Subsidiaries then in the custody of the Manager, provided that the Manager shall be permitted to retain copies of such documents for its records, and if so retained, the Manager shall continue to be bound by the confidentiality obligations and other obligations set forth in Section 5 hereof with respect to the retained documents.

(b) If either the Company or the Manager terminates this Agreement pursuant to Section 10 or Section 12 of this Agreement, within thirty (30) days of the Effective Termination Date (or any other time period as agreed between the Company and the Manager), the Company shall repurchase all of HPS’s Shares outstanding on the Effective Termination Date at a price equal to the Net Asset Value per share as of the last month of the prior calendar quarter, regardless of any repurchase limitations described in the Company’s Governing Agreements, Share Redemption Program, Repurchase Arrangement or any other document describing the Company’s repurchase limitations.

Section 14. Release of Money or Other Property Upon Written Request.

The Manager agrees that any money or other property of the Company (which such term, for the purposes of this Section, shall be deemed to include any and all of its Subsidiaries, if any) shall be held in the name of the Company or any Subsidiary, and in the case of securities and funds of the Company, shall be maintained by a qualified custodian in the name of the Company or any Subsidiary in accordance with applicable law. The Manager Indemnified Parties shall not be liable to the Company, the Board or the Company’s shareholders for any acts or omissions by the Company in connection with the money or other property held by such custodian(s) in accordance with this Section. To the fullest extent permitted by applicable law, the Company shall indemnify the Manager Indemnified Parties against any and all Losses which arise in connection with the Manager’s proper release or direction of such money or other property to the Company’s custodian(s) in accordance with the terms of this Section 14. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 8 of this Agreement.

Section 15. Value Added Tax.

(a) All amounts payable by the Company to the Manager under this Agreement are exclusive of VAT (if any). Where any taxable supply for VAT purposes is made under this Agreement by the Manager to the Company, the Company shall, on receipt of a valid VAT invoice from the Manager, pay to Manager such additional amounts in respect of VAT properly chargeable on that supply at the same time as payment is due for the relevant services.

(b) The Company shall not be required to pay any VAT to the extent that such VAT arises as a result of a supply made by a Person to whom the Manager has delegated or assigned any of its functions, unless such delegation was approved by the Company in accordance with Section 11(a) of this Agreement;

(c) Where the Manager has, with the prior approval of the Company in accordance with Section 11(a) of this Agreement, assigned or delegated any of its functions under this Agreement to an Affiliate, and VAT is properly chargeable in respect of a taxable supply made by such Affiliate in connection with the provision of services to the Company, the Manager shall, subject to providing the Company with a valid VAT invoice and to the extent such VAT is irrecoverable, be entitled to be indemnified by the Company in respect of such VAT.

(d) For the purposes of this Agreement, “VAT” shall mean: (i) any value added tax imposed by the Value Added Tax Act 1994; (ii) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (as amended from time to time); and (iii) any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in limbs (i) or (ii) above, or imposed elsewhere.

Section 16. Representations and Warranties.

(a) The Company hereby represents and warrants to the Manager as follows:

(i) The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited partnership power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign limited partnership and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole.

(ii) The Company has the limited partnership power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person that has not already been obtained, including shareholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Agreements of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b) The Manager hereby represents and warrants to the Company as follows:

(i) The Manager is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority and the legal right to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager.

(ii) The Manager has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including members and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Agreements of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

Section 17. Miscellaneous.

(a) Notices. Any notices that may or are required to be given hereunder by any party to another shall be deemed to have been duly given if (i) personally delivered or delivered by facsimile, when received, (ii) sent by U.S. Express Mail or recognized overnight courier, on the second following Business Day (or third following Business Day if mailed outside the United States), (iii) delivered by electronic mail, when received or (iv) posted on a password protected website maintained by the Manager and for which the Company has received access instructions by electronic mail, when posted:

The Company:	HPS Real Assets Lending Company LP
40 West 57th St., 33rd Floor
New York, NY 10019
Attention: Chief Legal Officer

The Manager:	HPS Investment Partners, LLC
40 West 57th St., 33rd Floor
New York, NY 10019
Attention: General Counsel

(b) Binding Nature of Agreement; Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided herein. Except for Section 3, Section 8 and Section 14, none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third party.

(c) Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d) Amendments. Neither this Agreement, nor any terms hereof, may be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

(f) WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY

ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g) Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement.

(h) No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(i) Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(j) Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(k) Severability. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has executed this Operating Agreement as of the date first written above.

HPS REAL ASSETS LENDING COMPANY LP

By: HREAL GP, LLC, its general partner

By: HPS Partners Holdings II, LLC, its sole member

By:	/s/ Paul Knollmeyer
Name:	Paul Knollmeyer
Title:	Chief Financial Officer

HPS INVESTMENT PARTNERS, LLC

By:	/s/ Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer

[Signature Page to HREAL Operating Agreement]